Exhibit 99.1

NEWS RELEASE
For Immediate Release	Investors:	Media:
	William S. Marshall	Scott Golden
	VP, Investor Relations	Director, Communications & Engagement
	(804) 287-8108	(804) 484-7873
	Bill.Marshall@pfgc.com	Scott.Golden@pfgc.com

Performance Food Group Company Reports Fourth-Quarter and Full-Year Fiscal 2023 Results

Strong Independent Organic Case Growth, Double Digit Gross Profit Growth and Strong Cash Flow;

Announces Fiscal 2024 Outlook

Fourth-Quarter Fiscal 2023 Highlights

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Total case volume grew 2%
•
Net sales increased 2% to $14.9 billion
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Gross profit improved 12% to $1.7 billion
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Net income increased to $150.1 million
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Adjusted EBITDA increased 8% to $385.2 million1
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Diluted Earnings Per Share (“EPS”) increased to $0.96
•
Adjusted Diluted EPS increased 7% to $1.141

Full-Year Fiscal 2023 Highlights

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Total case volume grew 6%
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Net sales increased 13% to $57.3 billion
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Gross profit improved 19% to $6.3 billion
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Net income increased to $397.2 million
•
Adjusted EBITDA increased 34% to $1.4 billion1
•
Diluted EPS increased to $2.54
•
Adjusted Diluted EPS increased 49% to $3.881
•
Cash flow from operating activities of $832.1 million
•
Free cash flow of $562.4 million1

RICHMOND, Va. – August. 16, 2023 – Performance Food Group Company (“PFG” or the “Company”) (NYSE: PFGC) today announced its fourth-quarter and full-year fiscal 2023 business results.

“PFG closed out fiscal 2023 with strong financial results and solid momentum as our organization continues to execute at a high level. Our company is seeing broad-based strength across all three reportable segments, particularly in our high margin, high return businesses. Organic independent restaurant case growth of 7.6% in the fiscal fourth quarter was a highlight, as the investments behind our salesforce are paying off and producing market share gains,” said George Holm, PFG’s Chairman & Chief Executive Officer. “Our strong balance sheet position has allowed us to invest behind important growth initiatives while returning cash to shareholders through share repurchases. We have high expectations for fiscal 2024 and are pleased with how our business is positioned for growth.”

1
This earnings release includes several metrics, including Adjusted EBITDA, Adjusted Diluted Earnings per Share, and Free Cash Flow that are not calculated in accordance with Generally Accepted Accounting Principles in the U.S. (“GAAP”). Please see “Statement Regarding Non-GAAP Financial Measures” at the end of this release for the definitions of such non-GAAP financial measures and reconciliations of such non-GAAP financial measures to their respective most comparable financial measures calculated in accordance with GAAP.

Fourth-Quarter Fiscal 2023 Financial Summary

Total organic case volume increased 1.8% for the fourth quarter of fiscal 2023 compared to the prior year period. Case volume was not impacted by acquisitions in the fourth quarter of fiscal 2023 or the prior year period. Total organic case volume benefited from a 7.6% increase in organic independent cases, growth in Performance Brands cases, and broad-based growth across Vistar’s channels, partially offset by declines in our Foodservice Chain business.

Net sales for the fourth quarter of fiscal 2023 grew 1.9% to $14.9 billion compared to the prior year period. The increase in net sales was primarily attributable to channel mix, growth in cases sold, and an increase in selling price per case as a result of inflation. The overall rate of product cost inflation continued to decline through the fourth quarter of fiscal 2023 and was approximately 4.6%.

Gross profit for the fourth quarter of fiscal 2023 grew 12.0% to $1.7 billion compared to the prior year period. The gross profit increase was primarily driven by a favorable shift in the mix of cases sold and growth in the independent channel.

Operating expenses rose 5.2% to $1.4 billion in the fourth quarter of fiscal 2023 compared to the prior year period. The increase in operating expenses was primarily driven by increases in personnel expenses, primarily related to wages, commissions, and benefits, and repairs and maintenance expense. Included in the fourth-quarter fiscal 2023 operating expenses is a $7.6 million loss on the sale of a warehouse facility.

Net income for the fourth quarter of fiscal 2023 increased $74.1 million year-over-year to $150.1 million. The increase was primarily a result of the $109.0 million increase in operating profit, partially offset by increases in income tax expense, interest expense, and other, net. The effective tax rate in the fourth quarter of fiscal 2023 was approximately 27.2% compared to 34.6% in the fourth quarter of fiscal 2022. The effective tax rate for the fourth quarter of fiscal 2023 differed from the prior year period due to a decrease in non-deductible expenses and state income tax expense as a percentage of book income.

For the quarter, Adjusted EBITDA rose 7.9% to $385.2 million compared to the prior year period.

Diluted EPS increased $0.47 to $0.96 per share in the fourth quarter of fiscal 2023 compared to the prior year period. Adjusted Diluted EPS increased 6.5% to $1.14 per share in the fourth quarter of fiscal 2023 compared to the prior year period.

Full-Year Fiscal 2023 Financial Summary

Total case volume increased 5.8% in fiscal 2023 compared to the prior year period, including 7.3% independent case growth. Total organic case volume increased 1.6% in fiscal 2023 compared to the prior year period. Total organic case volume benefited from a 6.2% increase in organic independent cases, growth in Performance Brands cases, and broad-based growth across Vistar’s channels, partially offset by declines in our Foodservice Chain business.

Net sales for fiscal 2023 grew 12.5% to $57.3 billion compared to the prior year period. The increase in net sales was primarily attributable to the acquisition of Core-Mark Holding Company, Inc. ("Core-Mark") in the first quarter of fiscal 2022 and an increase in selling price per case due to inflation and channel mix. Overall product cost inflation for the Company was approximately 8.6%.

Gross profit for fiscal 2023 grew 19.0% to $6.3 billion compared to the prior year period. The gross profit increase was primarily driven by the acquisition of Core-Mark, a favorable shift in the mix of cases sold, including growth in the independent channel, and procurement related gains.

Operating expenses rose 11.4% to $5.5 billion in fiscal 2023 compared to the prior year period. The increase in operating expenses was primarily due to the acquisition of Core-Mark and increases in personnel expenses, fuel expense, and repairs and maintenance expense. Depreciation and amortization increased $33.9 million primarily as a result of prior year acquisitions.

Net income for fiscal 2023 increased $284.7 million year-over-year to $397.2 million. The increase was primarily a result of the $438.4 million increase in operating profit, partially offset by a $92.2 million increase in income tax expense and a $35.1 million increase in interest expense. The effective tax rate in fiscal 2023 was approximately 27.0% compared to 32.7% in fiscal 2022. The effective tax rate for fiscal 2023 differed from the prior year period primarily due to a decrease in non-deductible expenses and state income tax expense as a percentage of book income.

For fiscal 2023, Adjusted EBITDA rose 33.7% to $1.4 billion compared to the prior year period.

Diluted EPS increased $1.80 to $2.54 per share in fiscal 2023 compared to the prior year period. Adjusted Diluted EPS increased 49.2% to $3.88 per share in fiscal 2023 compared to the prior year period.

Cash Flow and Capital Spending

In fiscal 2023, PFG provided $832.1 million in cash flow from operating activities compared to $276.5 million in cash flow from operating activities in the prior year period. The increase in cash flow provided by operating activities in fiscal 2023 was largely driven by higher operating income and less cash used to fund working capital compared to the prior year period.

In fiscal 2023, PFG invested $269.7 million in capital expenditures, an increase of $54.2 million versus the prior year period. In fiscal 2023, PFG delivered free cash flow of $562.4 million compared to free cash flow of $61.0 million in the prior year.1

Share Repurchase Program

On November 16, 2022, the Board of Directors authorized a new share repurchase program for up to $300 million of the Company’s outstanding common stock. During the fourth quarter of fiscal 2023, the Company repurchased 0.2 million shares of common stock for a total of $11.2 million or an average cost of $56.06 per share. As of July 1, 2023, approximately $288.8 million remained available for additional share repurchases.

Fourth-Quarter Fiscal 2023 Segment Results

In the first quarter of fiscal 2023, the Company changed its measure of segment profit to Adjusted EBITDA as this is the metric reported to the Company’s management for purposes of reviewing operating results and making decisions about allocating resources. Adjusted EBITDA is defined as net income before interest expense, interest income, income taxes, and depreciation and amortization, and excludes certain items that the Company does not consider part of its segments’ core operating results, including stock-based compensation expense, changes in the LIFO reserve, acquisition, integration and reorganization expenses, and gains and losses related to fuel derivatives.

Foodservice

Fourth-quarter fiscal 2023 net sales for Foodservice decreased 1.1% to $7.3 billion compared to the prior year period. This decrease in net sales was driven by a decrease in selling price per case as a result of deflation compared to the prior year period, which was driven primarily by price decreases for items such as poultry, cheese, and eggs, partially offset by an increase in case growth. Securing new and expanding business with independent customers resulted in independent case growth of approximately 7.6% for the fourth quarter of fiscal 2023 compared to the prior year period. For the fourth quarter of fiscal 2023, independent sales as a percentage of total segment sales were 40.8%.

Fourth-quarter fiscal 2023 Adjusted EBITDA for Foodservice increased 1.7% to $273.3 million compared to the prior year period. Gross profit contributing to Adjusted EBITDA increased 3.7% in the fourth quarter of fiscal 2023 compared to the prior year period driven by a favorable shift in the mix of cases sold to independent customers, including more Performance Brands products sold to our independent customers. The increase in gross profit was partially offset by expected decreases in procurement gains. Operating expenses impacting Foodservice’s Adjusted EBITDA increased 4.6% for the fourth quarter of fiscal 2023 compared to the prior year period primarily as a result of an increase in personnel expenses, partially offset by a decrease in fuel expense.

Vistar

For the fourth quarter of fiscal 2023, net sales for Vistar increased 18.3% to $1.2 billion compared to the prior year period. This increase was driven primarily by an increase in selling price per case as a result of inflation and channel mix, as well as case volume growth.

Fourth-quarter fiscal 2023 Adjusted EBITDA for Vistar increased 31.5% to $85.6 million versus the prior year period. The increase was the result of a 15.8% increase in gross profit for the fourth quarter of fiscal 2023 compared to the prior year period, partially offset by a 6.7% increase in operating expenses. The increase in gross profit was driven by a favorable shift in the mix of cases sold, growth in cases sold, and procurement related gains. Operating expenses impacting Vistar’s Adjusted EBITDA increased primarily as a result of the increased case volume and the resulting impact on variable operational and selling expenses, including a $7.7 million increase in personnel expenses.

Convenience

Fourth-quarter fiscal 2023 net sales for Convenience increased 2.3% to $6.3 billion compared to the prior year period. Net sales related to cigarettes for the fourth quarter of fiscal 2023 was $3.8 billion, including $1.0 billion related to excise taxes, compared to net sales of cigarettes of $3.8 billion, including $1.1 billion of excise taxes, for the prior year period. The increase in net sales was primarily attributable to an increase in selling price per case as a result of inflation.

Fourth-quarter fiscal 2023 Adjusted EBITDA for Convenience decreased 7.6% to $80.7 million compared to the prior year period. Gross profit contributing to Convenience’s Adjusted EBITDA increased 1.8% in the fourth quarter of fiscal 2023 compared to the prior year period driven by a favorable shift in mix of products sold. Operating expenses impacting Convenience’s Adjusted EBITDA increased 4.0% in the fourth quarter of fiscal 2023 compared to the prior year, primarily as a result of an increase in personnel expenses.

Fiscal 2024 & Long-Term Outlook

For the fiscal first quarter of 2024, PFG expects net sales to be in a range of $14.7 billion to $15.0 billion and Adjusted EBITDA to be in a range of $360 million to $380 million.

For the full fiscal year 2024, PFG expects net sales to be in a range of $59 billion to $60 billion. For the full fiscal year 2024, PFG expects Adjusted EBITDA to be in a range of $1.45 billion to $1.5 billion.

PFG reiterates its previously announced 3-year net sales and Adjusted EBITDA targets. The Company continues to expect to achieve annual net sales of $62 to $64 billion and Adjusted EBITDA between $1.5 and $1.7 billion in fiscal 2025.

PFG’s Adjusted EBITDA outlook excludes the impact of certain income and expense items that management believes are not part of underlying operations. These items may include, but are not limited to, loss on early extinguishment of debt, restructuring charges, certain tax items, and charges associated with non-recurring professional and legal fees associated with acquisitions. PFG’s management cannot estimate on a forward-looking basis the impact of these income and expense items on its reported net income, which could be significant, are difficult to predict, and may be highly variable. As a result, PFG does not provide a reconciliation to the closest corresponding GAAP financial measure for its Adjusted EBITDA outlook. Please see the “Forward-Looking Statements” section of this release for a discussion of certain risks to PFG’s outlook.

Conference Call

As previously announced, a conference call with the investment community and news media will be webcast today, August 16, 2023, at 9:00 a.m. Eastern Time. Access to the webcast is available at www.pfgc.com.

About Performance Food Group Company

Performance Food Group is an industry leader and one of the largest food and foodservice distribution companies in North America with more than 150 locations. Founded and headquartered in Richmond, Virginia, PFG and our family of companies market and deliver quality food and related products to over 300,000 customer locations including independent and chain restaurants; businesses, schools and healthcare facilities; vending and office coffee service distributors; and big box retailers, theaters and convenience stores. PFG’s success as a Fortune 100 company is achieved through our more than 35,000 dedicated associates committed to building strong relationships with the valued customers, suppliers and communities we serve. To learn more about PFG, visit pfgc.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements include, but are not limited to, statements related to our expectations regarding the performance of our business, our financial results, our liquidity and capital resources, and other non-historical statements. You can identify these forward-looking statements by the use of words such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “could,” “seeks,” “projects,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or the negative version of these words or other comparable words.

Such forward-looking statements are subject to various risks and uncertainties. The following factors, in addition to those discussed under the section entitled Item 1A. Risk Factors in PFG’s Annual Report on Form 10-K for the fiscal year ended July 2, 2022 filed with the Securities and Exchange Commission (the “SEC”) on August 19, 2022, as such factors may be updated from time to time in our periodic filings with the SEC, which are accessible on the SEC’s website at www.sec.gov, could cause actual future results to differ materially from those expressed in any forward-looking statements:

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economic factors, including inflation or other adverse changes such as a downturn in economic conditions or a public health crisis, negatively affecting consumer confidence and discretionary spending;
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our reliance on third-party suppliers;
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labor relations and cost risks and availability of qualified labor;
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costs and risks associated with a potential cybersecurity incident or other technology disruption;
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our reliance on technology and risks associated with disruption or delay in implementation of new technology;
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competition in our industry is intense, and we may not be able to compete successfully;
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we operate in a low margin industry, which could increase the volatility of our results of operations;
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we may not realize anticipated benefits from our operating cost reduction and productivity improvement efforts;
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our profitability is directly affected by cost inflation and deflation and other factors;
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we do not have long-term contracts with certain customers;
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group purchasing organizations may become more active in our industry and increase their efforts to add our customers as members of these organizations;
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changes in eating habits of consumers;
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extreme weather conditions, including hurricane, earthquake and natural disaster damage;
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volatility of fuel and other transportation costs;
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our inability to adjust cost structure where one or more of our competitors successfully implement lower costs;
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our inability to increase our sales in the highest margin portion of our business;
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changes in pricing practices of our suppliers;
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our growth strategy may not achieve the anticipated results;
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risks relating to acquisitions, including the risk that we are not able to realize benefits of acquisitions or successfully integrate the businesses we acquire;
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environmental, health, and safety costs, including compliance with current and future environmental laws and regulations relating to carbon emissions and climate change and related legal or market measures;
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our inability to comply with requirements imposed by applicable law or government regulations, including increased regulation of electronic cigarette and other alternative nicotine products;
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a portion of our sales volume is dependent upon the distribution of cigarettes and other tobacco products, sales of which are generally declining;
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the potential impact of product recalls and product liability claims relating to the products we distribute and other litigation;
•
adverse judgments or settlements or unexpected outcomes in legal proceedings;
•
negative media exposure and other events that damage our reputation;

•
decrease in earnings from amortization charges associated with acquisitions;
•
impact of uncollectibility of accounts receivable;
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increase in excise taxes or reduction in credit terms by taxing jurisdictions;
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the cost and adequacy of insurance coverage and increases in the number or severity of insurance and claims expenses;
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risks relating to our substantial outstanding indebtedness; and
•
our ability to raise additional capital on commercially reasonable terms or at all.

Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this release and in our filings with the SEC. Any forward-looking statement, including any contained herein, speaks only as of the time of this release or as of the date they were made and we do not undertake to update or revise them as more information becomes available or to disclose any facts, events, or circumstances after the date of this release or our statement, as applicable, that may affect the accuracy of any forward-looking statement, except as required by law.

PERFORMANCE FOOD GROUP COMPANY

CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

(In millions, except per share data)	Three Months Ended July 1, 2023	Three Months Ended July 2, 2022	Fiscal year ended July 1, 2023	Fiscal year ended July 2, 2022
Net sales	$14,865.2	$14,590.0	$57,254.7	$50,894.1
Cost of goods sold	13,196.9	13,100.3	50,999.8	45,637.7
Gross profit	1,668.3	1,489.7	6,254.9	5,256.4
Operating expenses	1,406.5	1,336.9	5,489.1	4,929.0
Operating profit	261.8	152.8	765.8	327.4
Other expense, net:
Interest expense, net	56.0	47.8	218.0	182.9
Other, net	(0.3)	(11.2)	3.8	(22.6)
Other expense, net	55.7	36.6	221.8	160.3
Income before taxes	206.1	116.2	544.0	167.1
Income tax expense	56.0	40.2	146.8	54.6
Net income	$150.1	$76.0	$397.2	$112.5
Weighted-average common shares outstanding:
Basic	154.5	153.4	154.2	149.8
Diluted	156.6	155.0	156.1	151.3
Earnings per common share:
Basic	$0.97	$0.50	$2.58	$0.75
Diluted	$0.96	$0.49	$2.54	$0.74

PERFORMANCE FOOD GROUP COMPANY

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

($ in millions)	As of July 1, 2023	As of July 2, 2022
ASSETS
Current assets:
Cash	$12.7	$11.6
Accounts receivable, less allowances of $56.3 and $54.2	2,399.3	2,307.4
Inventories, net	3,390.0	3,428.6
Income taxes receivable	41.7	34.0
Prepaid expenses and other current assets	227.8	240.4
Total current assets	6,071.5	6,022.0
Goodwill	2,301.0	2,279.2
Other intangible assets, net	1,028.4	1,195.6
Property, plant and equipment, net	2,264.0	2,134.5
Operating lease right-of-use assets	703.6	623.4
Other assets	130.5	123.3
Total assets	$12,499.0	$12,378.0
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Trade accounts payable and outstanding checks in excess of deposits	$2,453.5	$2,559.5
Accrued expenses and other current liabilities	891.5	882.6
Finance lease obligations-current installments	102.6	79.9
Operating lease obligations-current installments	105.5	111.0
Total current liabilities	3,553.1	3,633.0
Long-term debt	3,460.1	3,908.8
Deferred income tax liability, net	446.2	424.3
Finance lease obligations, excluding current installments	447.3	366.7
Operating lease obligations, excluding current installments	628.9	530.8
Other long-term liabilities	217.9	214.9
Total liabilities	8,753.5	9,078.5
Total shareholders’ equity	3,745.5	3,299.5
Total liabilities and shareholders’ equity	$12,499.0	$12,378.0

PERFORMANCE FOOD GROUP COMPANY

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

($ in millions)	Fiscal year ended July 1, 2023	Fiscal year ended July 2, 2022
Cash flows from operating activities:
Net income	$397.2	$112.5
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and intangible asset amortization	496.7	462.8
Provision for losses on accounts receivables	6.0	9.0
Change in LIFO Reserve	39.2	122.9
Other non-cash activities	101.7	57.4
Changes in operating assets and liabilities, net:
Accounts receivable	(95.6)	(195.1)
Inventories	56.9	(582.4)
Income taxes receivable	(11.0)	46.7
Prepaid expenses and other assets	(3.2)	(0.4)
Trade accounts payable and outstanding checks in excess of deposits	(164.6)	182.5
Accrued expenses and other liabilities	8.8	60.6
Net cash provided by operating activities	832.1	276.5
Cash flows from investing activities:
Purchases of property, plant and equipment	(269.7)	(215.5)
Net cash paid for acquisitions	(63.8)	(1,650.5)
Proceeds from sale of property, plant and equipment and other	38.9	4.5
Net cash used in investing activities	(294.6)	(1,861.5)
Cash flows from financing activities:
Net (payments) borrowings under ABL Facility	(454.4)	1,019.7
Borrowing of Notes due 2029	—	1,000.0
Repayment of Notes due 2024	—	(350.0)
Cash paid for debt issuance, extinguishment and modifications	—	(25.0)
Payments under finance lease obligations	(88.5)	(72.1)
Cash paid for acquisitions	—	(6.9)
Proceeds from exercise of stock options and employee stock purchase plan	30.8	27.3
Cash paid for shares withheld to cover taxes	(12.6)	(11.4)
Repurchases of common stock	(11.2)	—
Other financing activities	(0.3)	(0.1)
Net cash (used in) provided by financing activities	(536.2)	1,581.5
Net increase (decrease) in cash and restricted cash	1.3	(3.5)
Cash and restricted cash, beginning of period	18.7	22.2
Cash and restricted cash, end of period	$20.0	$18.7

The following table provides a reconciliation of cash and restricted cash reported within the condensed consolidated balance sheets that sum to the total of the same such amounts shown in the condensed consolidated statements of cash flows:

(In millions)	As of July 1, 2023	As of July 2, 2022
Cash	$12.7	$11.6
Restricted cash(1)	7.3	7.1
Total cash and restricted cash	$20.0	$18.7

(1)	Restricted cash is reported within Other assets and represents the amounts required by insurers to collateralize a part of the deductibles for the Company’s workers’ compensation and liability claims.

Supplemental disclosures of cash flow information:

($ in millions)	Fiscal year ended July 1, 2023	Fiscal year ended July 2, 2022
Cash paid during the year for:
Interest	$218.5	$152.4
Income tax payments net of refunds	134.1	8.7

Statement Regarding Non-GAAP Financial Measures

This earnings release and the accompanying financial statement tables include several financial measures that are not calculated in accordance with GAAP, including Adjusted EBITDA, Adjusted Diluted EPS, and Free Cash Flow. Such measures are not recognized terms under GAAP, should not be considered in isolation or as a substitute for measures prepared in accordance with GAAP, and are not indicative of net income as determined under GAAP. Adjusted EBITDA, Adjusted Diluted EPS, Free Cash Flow, and other non-GAAP financial measures have limitations that should be considered before using these measures to evaluate PFG’s liquidity or financial performance. Adjusted EBITDA, Adjusted Diluted EPS, and Free Cash Flow, as presented, may not be comparable to similarly titled measures of other companies because of varying methods of calculation.

PFG uses Adjusted EBITDA to evaluate the performance of its business on a consistent basis over time and for business planning purposes. In addition, targets based on Adjusted EBITDA are among the measures we use to evaluate our management’s performance for purposes of determining their compensation under our incentive plans. PFG believes that the presentation of Adjusted EBITDA enhances an investor’s understanding of PFG’s performance. PFG believes this measure is a useful metric to assess PFG’s operating performance from period to period by excluding certain items that PFG believes are not representative of PFG’s core business.

Management measures operating performance based on our Adjusted EBITDA, defined as net income before interest expense, interest income, income and franchise taxes, and depreciation and amortization, further adjusted to exclude certain items we do not consider part of our core operating results. Such adjustments include certain unusual, non-cash, non-recurring, cost reduction and other adjustment items permitted in calculating covenant compliance under PFG’s $4.0 billion secured credit facility (the "ABL Facility") and indentures governing its outstanding notes (other than certain pro forma adjustments permitted under our ABL Facility and indentures relating to the Adjusted EBITDA contribution of acquired entities or businesses prior to the acquisition date). Under our ABL Facility and indentures, PFG’s ability to engage in certain activities such as incurring certain additional indebtedness, making certain investments, and making restricted payments is tied to ratios based on Adjusted EBITDA (as defined in the ABL Facility and indentures).

Management also uses Adjusted Diluted EPS, which is calculated by adjusting the most directly comparable GAAP financial measure by excluding the same items excluded in PFG’s calculation of Adjusted EBITDA, as well as amortization of intangible assets, to the extent that each such item was included in the applicable GAAP financial measure. For business combinations, the Company generally allocates a portion of the purchase price to intangible assets and such intangible assets contribute to revenue generation. The amount of the allocation is based on estimates and assumptions made by management and is subject to amortization over the useful lives of the intangible assets. The amount of the purchase price from an acquisition allocated to intangible assets and the term of its related amortization can vary significantly and are unique to each acquisition, and thus the Company does not believe it is reflective of ongoing operations. Intangible asset amortization excluded from Adjusted Diluted EPS represents the entire amount recorded within the Company’s GAAP financial statements, and the revenue generated by the associated intangible assets has not been excluded from Adjusted Diluted EPS. Intangible asset amortization is excluded from Adjusted Diluted EPS because the amortization, unlike the related revenue, is not affected by operations of any particular period unless an intangible asset becomes impaired, or the estimated useful life of an intangible asset is revised.

Management also uses Free Cash Flow, which is defined as net cash provided by operating activities less capital expenditures (purchases of property, plant, and equipment). PFG also believes that the presentation of Free Cash Flow enhances an investor’s understanding of PFG’s ability to make strategic investments and manage debt levels.

PFG believes that the presentation of Adjusted EBITDA, Adjusted Diluted EPS, and Free Cash Flow is useful to investors because these metrics provide insight into underlying business trends and year-over-year results and are frequently used by securities analysts, investors, and other interested parties in their evaluation of the operating performance of companies in PFG’s industry.

The following tables include a reconciliation of non-GAAP financial measures to the applicable most comparable GAAP financial measures.

PERFORMANCE FOOD GROUP COMPANY

Non-GAAP Reconciliation (Unaudited)

	Three Months Ended
($ in millions, except share and per share data)	July 1, 2023	July 2, 2022	Change	%
Net income (GAAP)	$150.1	$76.0	$74.1	97.5
Interest expense, net	56.0	47.8	8.2	17.2
Income tax expense	56.0	40.2	15.8	39.3
Depreciation	83.5	76.5	7.0	9.2
Amortization of intangible assets	44.0	47.0	(3.0)	(6.4)
Change in LIFO reserve (A)	(29.1)	67.6	(96.7)	(143.0)
Stock-based compensation expense	10.2	9.1	1.1	12.1
Loss (gain) on fuel derivatives	0.5	(10.3)	10.8	104.9
Acquisition, integration & reorganization expenses (B)	3.4	2.9	0.5	17.2
Other adjustments (C)	10.6	0.3	10.3	3,433.3
Adjusted EBITDA (Non-GAAP)	$385.2	$357.1	$28.1	7.9

Diluted earnings per share (GAAP)	$0.96	$0.49	$0.47	95.9
Impact of amortization of intangible assets	0.28	0.30	(0.02)	(6.7)
Impact of change in LIFO reserve	(0.19)	0.44	(0.63)	(143.2)
Impact of stock-based compensation expense	0.07	0.06	0.01	16.7
Impact of loss (gain) on fuel derivatives	—	(0.07)	0.07	100.0
Impact of acquisition, integration & reorganization charges	0.02	0.02	—	—
Impact of other adjustment items	0.07	0.01	0.06	600.0
Tax impact of above adjustments	(0.07)	(0.18)	0.11	61.1
Adjusted Diluted Earnings per Share (Non-GAAP)	$1.14	$1.07	$0.07	6.5

A.
Includes (decreases) increases in the LIFO inventory reserve of ($4.1) million for Foodservice and ($25.0) million for Convenience for the fourth quarter of fiscal 2023 compared to $14.8 million and $52.8 million for Foodservice and Convenience, respectively, for the fourth quarter of fiscal 2022.
B.
Includes professional fees and other costs related to completed and abandoned acquisitions, costs of integrating certain of our facilities, and facility closing costs.
C.
Includes gains and losses on disposal of fixed assets, including a $7.6 million loss on the sale of a Foodservice warehouse facility for the three months ended July 1, 2023, as well as asset impairments, amounts related to favorable and unfavorable leases, foreign currency transaction gains and losses, franchise tax expense, and other adjustments permitted by our ABL Facility.

PERFORMANCE FOOD GROUP COMPANY

Non-GAAP Reconciliation (Unaudited)

	Fiscal year ended
($ in millions, except share and per share data)	July 1, 2023	July 2, 2022	Change	%
Net income (GAAP)	$397.2	$112.5	$284.7	253.1
Interest expense, net	218.0	182.9	35.1	19.2
Income tax expense	146.8	54.6	92.2	168.9
Depreciation	315.7	279.7	36.0	12.9
Amortization of intangible assets	181.0	183.1	(2.1)	(1.1)
Change in LIFO reserve (A)	39.2	122.9	(83.7)	(68.1)
Stock-based compensation expense	43.3	44.0	(0.7)	(1.6)
Loss (gain) on fuel derivatives	5.7	(20.7)	26.4	127.5
Acquisition, integration & reorganization expenses (B)	10.6	49.9	(39.3)	(78.8)
Other adjustments (C)	5.9	10.9	(5.0)	(45.9)
Adjusted EBITDA (Non-GAAP)	$1,363.4	$1,019.8	$343.6	33.7

Diluted earnings per share (GAAP)	$2.54	$0.74	$1.80	243.2
Impact of amortization of intangible assets	1.16	1.21	(0.05)	(4.1)
Impact of change in LIFO reserve	0.25	0.81	(0.56)	(69.1)
Impact of stock-based compensation	0.28	0.29	(0.01)	(3.4)
Impact of loss (gain) on fuel derivatives	0.03	(0.14)	0.17	121.4
Impact of acquisition, integration & reorganization charges	0.07	0.33	(0.26)	(78.8)
Impact of other adjustment items	0.04	0.08	(0.04)	(50.0)
Tax impact of above adjustments	(0.49)	(0.72)	0.23	31.9
Adjusted Diluted Earnings per Share (Non-GAAP)	$3.88	$2.60	$1.28	49.2

A.
Includes (decreases) increases in the LIFO inventory reserve of ($19.2) million for Foodservice and $58.4 million for Convenience for fiscal 2023 compared $31.9 million for Foodservice and $91.0 million for Convenience for fiscal 2022.
B.
Includes professional fees and other costs related to completed and abandoned acquisitions, costs of integrating certain of our facilities, and facility closing costs.
C.
Includes asset impairments, gains and losses on disposal of fixed assets, amounts related to favorable and unfavorable leases, foreign currency transaction gains and losses, franchise tax expense, and other adjustments permitted by our ABL Facility.

(In millions)	Fiscal year ended July 1, 2023	Fiscal year ended July 2, 2022
Net cash provided by operating activities (GAAP)	$832.1	$276.5
Purchases of property, plant and equipment	(269.7)	(215.5)
Free cash flow (Non-GAAP)	$562.4	$61.0

PERFORMANCE FOOD GROUP COMPANY

Non-GAAP Reconciliation (Unaudited)

	Fiscal year ended July 1, 2023
($ in millions)	Q1	Q2	Q3	Q4
Net income (GAAP)	$95.7	$71.1	$80.3	$150.1
Interest expense, net	50.4	55.7	55.9	56.0
Income tax expense	34.2	25.1	31.5	56.0
Depreciation	76.1	77.4	78.7	83.5
Amortization of intangible assets	43.1	47.8	46.1	44.0
Change in LIFO reserve (A)	26.8	25.0	16.5	(29.1)
Stock-based compensation expense	11.5	11.4	10.2	10.2
Loss (gain) on fuel derivatives	9.8	(7.3)	2.7	0.5
Acquisition, integration & reorganization expenses (B)	3.0	2.8	1.4	3.4
Other adjustments (C)	4.1	(0.2)	(8.6)	10.6
Adjusted EBITDA (Non-GAAP)	$354.7	$308.8	$314.7	$385.2

Diluted earnings per share (GAAP)	$0.62	$0.46	$0.51	$0.96
Impact of amortization of intangible assets	0.28	0.30	0.29	0.28
Impact of change in LIFO reserve	0.17	0.16	0.11	(0.19)
Impact of stock-based compensation	0.07	0.07	0.06	0.07
Impact of loss (gain) on fuel derivatives	0.06	(0.05)	0.02	—
Impact of acquisition, integration & reorganization charges	0.02	0.02	0.01	0.02
Impact of other adjustment items	0.03	—	(0.05)	0.07
Tax impact of above adjustments	(0.17)	(0.13)	(0.12)	(0.07)
Adjusted Diluted Earnings per Share (Non-GAAP)	$1.08	$0.83	$0.83	$1.14
A.
Includes (decreases) increases in the LIFO inventory reserve of ($4.0) million, $2.0 million, ($13.1) million, and ($4.1) million for Foodservice and $30.8 million, $23.0 million, $29.6 million, and ($25.0) million for Convenience for Q1, Q2, Q3, and Q4 of fiscal 2023, respectively.
B.
Includes professional fees and other costs related to completed and abandoned acquisitions, costs of integrating certain of our facilities, and facility closing costs.
C.
Includes gains and losses on disposal of fixed assets, including a $10.5 million gain on the sale of a Vistar warehouse facility for Q3 of fiscal 2023 and a $7.6 million loss on the sale of a Foodservice warehouse facility for Q4 of fiscal 2023, as well as asset impairments, amounts related to favorable and unfavorable leases, foreign currency transaction gains and losses, franchise tax expense, and other adjustments permitted by our ABL Facility.

PERFORMANCE FOOD GROUP COMPANY

Non-GAAP Reconciliation (Unaudited)

	Fiscal year ended July 2, 2022
($ in millions)	Q1	Q2	Q3	Q4
Net income (GAAP)	$4.7	$8.4	$23.4	$76.0
Interest expense, net	44.0	45.2	45.9	47.8
Income tax expense	0.8	3.0	10.6	40.2
Depreciation	57.0	70.4	75.8	76.5
Amortization of intangible assets	41.7	46.1	48.3	47.0
Change in LIFO reserve (A)	(11.3)	45.5	21.1	67.6
Stock-based compensation expense	10.0	14.3	10.6	9.1
(Gain) loss on fuel derivatives	(1.3)	1.4	(10.5)	(10.3)
Acquisition, integration & reorganization expenses (B)	32.8	4.5	9.7	2.9
Other adjustments (C)	5.3	2.3	3.0	0.3
Adjusted EBITDA (Non-GAAP)	$183.7	$241.1	$237.9	$357.1

Diluted earnings per share (GAAP)	$0.03	$0.05	$0.15	$0.49
Impact of amortization of intangible assets	0.30	0.30	0.31	0.30
Impact of change in LIFO reserve	(0.08)	0.29	0.14	0.44
Impact of stock-based compensation	0.07	0.09	0.07	0.06
Impact of (gain) loss on fuel derivatives	(0.01)	0.01	(0.07)	(0.07)
Impact of acquisition, integration & reorganization charges	0.23	0.03	0.06	0.02
Impact of other adjustment items	0.04	0.02	0.02	0.01
Tax impact of above adjustments	(0.15)	(0.22)	(0.17)	(0.18)
Adjusted Diluted Earnings per Share (Non-GAAP)	$0.43	$0.57	$0.51	$1.07

A.
Includes increases (decreases) in the LIFO inventory reserve of $5.7 million, $8.2 million, $3.2 million, and $14.8 million for Foodservice and ($17.0) million, $37.3 million, $17.9 million, and $52.8 million for Convenience for Q1, Q2, Q3, and Q4 of fiscal 2022, respectively.
B.
Includes professional fees and other costs related to completed and abandoned acquisitions, costs of integrating certain of our facilities, and facility closing costs.
C.
Includes asset impairments, gains and losses on disposal of fixed assets, amounts related to favorable and unfavorable leases, foreign currency transaction gains and losses, franchise tax expense, and other adjustments permitted by our ABL Facility.

Segment Results

The Company has three reportable segments: Foodservice, Vistar, and Convenience. Management evaluates the performance of these segments based on various operating and financial metrics, including their respective sales growth and Adjusted EBITDA. Adjusted EBITDA is defined as net income before interest expense, interest income, income taxes, and depreciation and amortization, and excludes certain items that the Company does not consider part of its segments' core operating results, including stock-based compensation expense, changes in the LIFO reserve, acquisition, integration and reorganization expenses, and gains and losses related to fuel derivatives.

Corporate & All Other is comprised of corporate overhead and certain operations that are not considered separate reportable segments based on their size. This includes the operations of our internal logistics unit responsible for managing and allocating inbound logistics revenue and expense.

The following tables set forth net sales and Adjusted EBITDA by segment for the periods indicated (dollars in millions):

Net Sales

	Three Months Ended
	July 1, 2023	July 2, 2022	Change	%
Foodservice	$7,317.8	$7,397.9	$(80.1)	(1.1)
Vistar	1,225.5	1,035.8	189.7	18.3
Convenience	6,287.3	6,147.5	139.8	2.3
Corporate & All Other	210.0	149.8	60.2	40.2
Intersegment Eliminations	(175.4)	(141.0)	(34.4)	(24.4)
Total net sales	$14,865.2	$14,590.0	$275.2	1.9

	Fiscal year ended
	July 1, 2023	July 2, 2022	Change	%
Foodservice	$28,490.6	$26,579.2	$1,911.4	7.2
Vistar	4,549.3	3,681.8	867.5	23.6
Convenience	24,119.6	20,603.3	3,516.3	17.1
Corporate & All Other	700.4	526.5	173.9	33.0
Intersegment Eliminations	(605.2)	(496.7)	(108.5)	(21.8)
Total net sales	$57,254.7	$50,894.1	$6,360.6	12.5

Adjusted EBITDA

	Three Months Ended
	July 1, 2023	July 2, 2022	Change	%
Foodservice	$273.3	$268.8	$4.5	1.7
Vistar	85.6	65.1	20.5	31.5
Convenience	80.7	87.3	(6.6)	(7.6)
Corporate & All Other	(54.4)	(64.1)	9.7	15.1
Total Adjusted EBITDA	$385.2	$357.1	$28.1	7.9

	Fiscal year ended
	July 1, 2023	July 2, 2022	Change	%
Foodservice	$943.6	$786.5	$157.1	20.0
Vistar	325.3	193.0	132.3	68.5
Convenience	328.8	257.1	71.7	27.9
Corporate & All Other	(234.3)	(216.8)	(17.5)	(8.1)
Total Adjusted EBITDA	$1,363.4	$1,019.8	$343.6	33.7